811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Century City Paris Chicago Riyadh Dubai San Diego Düsseldorf San Francisco Frankfurt Seoul Hamburg Silicon Valley Hong Kong Singapore Houston Tel Aviv London Tokyo Los Angeles Washington, D.C. Madrid June 30, 2025 Abacus Global Management, Inc. 2101 Park Center Drive, Suite 200 Orlando, Florida 32835 Re: Abacus Global Management, Inc. To the addressee set forth above: We have acted as special tax counsel to Abacus Global Management, Inc., a Delaware corporation (the “Company”), in connection with (i) the Company’s offer to exchange any and all of the Company’s outstanding public warrants (the “Public Warrants”) and outstanding private placement warrants (such private placement warrants, together with the Public Warrants, the “Warrants”) to purchase shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for 0.23 shares of Common Stock per Warrant and (ii) the solicitation of consents from the holders of all outstanding Public Warrants to amend (the “Warrant Amendment”) that certain Warrant Agreement, dated as of July 23, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be exchanged for 0.207 shares of Common Stock. The shares of Common Stock issuable upon exchange of the Warrants pursuant to the Exchange Offer and the Warrant Amendment are referred to herein as the “Shares.” The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (as amended, the “Registration Statement”). References in this opinion to the Registration Statement include the prospectus/offer to exchange forming a part of the Registration Statement (the “Prospectus”). The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Prospectus. In addition, in our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate. In our examination, we have assumed the accuracy of all information provided to us. Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Prospectus, we hereby confirm that the statements in the Prospectus under the caption “Market Information, Dividends, and Related Stockholder Matters-Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of United

June 30, 2025 Page 2 States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects. No opinion is expressed as to any matter not discussed herein. We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Prospectus or any other documents we reviewed in connection with the transactions referenced in the first paragraph hereof or otherwise relied upon by us as described above may affect the conclusions stated herein. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP